Exhibit 99.1

Cadence Pharmaceuticals Reports First Quarter 2013 Financial Results

SAN DIEGO, CA – May 2, 2013 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting, today reported financial results for the first quarter ended March 31, 2013.

During the first quarter of 2013, Cadence reported net product revenue from sales of OFIRMEV® (acetaminophen) injection of $23.6 million, which includes the one-time recognition of $2.6 million in deferred revenue on previously shipped product. Consistent with other companies with products at this stage of commercialization, and based upon its determination it had obtained sufficient product return history to reasonably estimate future wholesaler returns, beginning on January 1, 2013, the company began to recognize revenue at the time that the product is sold to a wholesaler.

Excluding the recognition of $2.6 million in previously deferred revenue, net product revenue for the first quarter of 2013 was $21.0 million, which represents an increase of more than 160% from the $8.0 million in net product revenue recognized for the first quarter of 2012, and an increase of 23% from the $17.1 million recognized for the fourth quarter of 2012.

Highlights for the first quarter of 2013 included:

•	The gross margin on sales of OFIRMEV was 65% for the first quarter of 2013, as compared to 47% for the first quarter of 2012.

•	As of March 31, 2013, the company had over 4,000 unique customer accounts, an increase of nearly 50% from the first quarter of 2012.

•	The average order size by end-user customers increased 28% during the first quarter of 2013 as compared to the first quarter of 2012.

•	On March 12, 2013, the company announced that the Department of Veterans Affairs added OFIRMEV to the VA National Formulary, which is a list of products generally covered under VA pharmacy benefits.

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On March 4, 2013, the company entered into an agreement with Laboratorios Grifols, S.A., for the development, manufacture and supply of commercial quantities of OFIRMEV in flexible plastic bags. Cadence plans to submit a supplemental NDA to the FDA in the second half of 2013 seeking approval of the product to be manufactured by Grifols.

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In January 2013, Cadence received a total of $14.6 million from the waiver of its option to purchase Incline Therapeutics, Inc., and the sale of the shares of Incline stock held by Cadence, resulting in a gain of $7.7 million.

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On February 22, 2013, Cadence amended its existing supply agreement for OFIRMEV with Lawrence Laboratories, a member of the Bristol-Myers Squibb Company group of companies, extending the term of the Agreement through December 2018.

•	On March 6, 2013, Cadence and Baxter Healthcare Corporation announced the termination of the development and supply agreement for OFIRMEV between the two companies.

“In the first quarter we delivered strong sales growth, strengthened our balance sheet and solidified our supply chain for OFIRMEV. Our extended relationship with Lawrence Laboratories and agreement with Grifols to develop flexible plastic bags for OFIRMEV should enable us to meet increasing customer demand for OFIRMEV,” said Ted Schroeder, President and CEO of Cadence.

Financial Results

Cadence’s net product revenue was $23.6 million for the three months ended March 31, 2013, which represents an increase of $15.6 million from the $8.0 million in net product revenue reported for the three months ended March 31, 2012. As of January 1, 2013, Cadence began to recognize revenue at the time that product is sold to a wholesaler, consistent with other companies with products at this stage of commercialization. Previously, revenue was recognized only when wholesalers sold the product to the end-user customer. Cadence recognized this deferred revenue during the period as it determined it had obtained sufficient product return history as of January 1, 2013, to reasonably estimate future wholesaler returns. As a result, the company recorded a one-time adjustment during the three months ended March 31, 2013, to recognize deferred revenue on previously shipped product, resulting in additional net revenue of $2.6 million and cost of sales of $0.9 million, for a net gross margin impact of $1.7 million.

For the three months ended March 31, 2013, Cadence reported a net loss of $1.4 million, or $0.02 per share, compared to a net loss of $22.7 million, or $0.27 per share, for the comparable period in 2012. Included in the company’s net loss for the three months ended March 31, 2013, was a gain of $7.7 million Cadence recorded on the waiver, termination and sale of its Incline assets in January 2013, for which the company received cash payments totaling $14.6 million. Excluding the $7.7 million gain from the Incline transaction, and the $1.7 million gross margin impact from the change in the company’s revenue recognition accounting estimate, Cadence’s net loss for the three months ended March 31, 2013, was $10.8 million, or $0.13 per share.

Gross margin for the three months ended March 31, 2013, was 65%, compared to 47% for the comparable period in 2012. The increase in margin was primarily a result of higher freight costs incurred during the first quarter of 2012 that were not incurred in 2013, the impact of price increases implemented in July 2012 and January 2013, and a one-time credit of $0.3 million recorded during the three months ended March 31, 2013, in connection with the termination of the company’s supply agreement with Baxter. Operating expenses, including patent amortization, decreased $2.0 million for the three months ended March 31, 2013, to $23.4 million, from $25.4 million for the same period in 2012. This decrease in costs and expenses for the 2013 period was primarily attributable to the timing of educational and marketing programs, combined with lower personnel costs for the company’s hospital sales specialists. These reductions were partially offset by higher legal expenses incurred during the 2013 period related to the company’s intellectual property litigation.

As of March 31, 2013, Cadence held cash, cash equivalents and short-term investments of $64.2 million, an increase of $2.1 million from the $62.1 million at December 31, 2012. Net accounts receivable at March 31, 2013, was $8.9 million.

Guidance

As of May 2, 2013, Cadence is increasing its guidance to reflect the impact of the deferred revenue recognized in the first quarter of 2013. It now expects that net product revenue from sales of OFIRMEV for the twelve months ending December 31, 2013, will range from approximately $97.0 million to $103.0 million.

Conference Call and Webcast on May 2, 2013 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Cadence management will host a conference call on May 2, 2013, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and interested investors may participate in the conference call by dialing (877) 303-9145 (domestic) or (760) 536-5203 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investors page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call. Cadence uses the Investors portion of its website as one means of disclosing material non-public information, and investors are encouraged to monitor Cadence’s website in addition to following the company’s press releases, SEC filings and public conference calls and webcasts.

About OFIRMEV® (Acetaminophen) Injection

OFIRMEV (acetaminophen) injection (1000 mg / 100 mL, 10 mg / mL; for intravenous use only), Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen, is indicated for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics, and the reduction of fever. The FDA approval of OFIRMEV was based on data from clinical trials in approximately 1,020 adult and 355 pediatric patients. These trials included two studies evaluating the safety and effectiveness of OFIRMEV in the treatment of pain, and one study evaluating OFIRMEV in the treatment of fever. The effectiveness of OFIRMEV for the treatment of acute pain and fever has not been studied in pediatric patients less than 2 years of age.

Important Safety Information

Do not exceed the maximum recommended daily dose of acetaminophen. Administration of acetaminophen by any route in doses higher than recommended may result in hepatic injury, including the risk of severe hepatotoxicity and death. OFIRMEV is contraindicated in patients with severe hepatic impairment, severe active liver disease or with known hypersensitivity to acetaminophen or to any of the excipients in the formulation. Acetaminophen should be used with caution in patients with the following conditions: hepatic impairment or active hepatic disease, alcoholism, chronic malnutrition, severe hypovolemia, or severe renal impairment. OFIRMEV should be administered only as a 15-minute intravenous infusion. Discontinue OFIRMEV immediately if symptoms associated with allergy or hypersensitivity occur. Do not use in patients with acetaminophen allergy. The most common adverse reactions in patients treated with OFIRMEV were nausea, vomiting, headache, and insomnia in adult patients and nausea, vomiting, constipation, pruritus, agitation, and atelectasis in pediatric patients. The antipyretic effects of OFIRMEV may mask fever in patients treated for post-surgical pain.

For more information, please see the complete OFIRMEV Prescribing Information, available at

www.OFIRMEV.com or www.cadencepharm.com.

Non-GAAP Financial Measures

This press release provides financial measures for net revenue, cost of sales, gross margin, net loss and basic and diluted loss per share that exclude specifically identified non-routine items, and are therefore not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance that enhances management’s and investors’ ability to evaluate and compare Cadence’s operating results.

These non-GAAP financial measures are not intended to be used in isolation and should not be considered a substitute for any other performance measure determined in accordance with GAAP. Investors and potential investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool, including that other companies may calculate similar non-GAAP financial measures differently than Cadence, limiting their usefulness as a comparative tool. Cadence compensates for these limitations by providing specific information regarding the GAAP amount excluded from the non-GAAP financial measures. Cadence further compensates for the limitations of its use of non-GAAP financial measures by presenting comparable GAAP measures more prominently. Investors and potential investors are encouraged to review the calculation of non-GAAP financial measures contained within this press release with Cadence’s GAAP net income and basic and diluted loss per share.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting. The current version of Cadence Pharmaceuticals’ corporate overview may be viewed on the Investors page of www.cadencepharm.com under “Events & Presentations” by selecting “Corporate Overview.”

Forward-Looking Statements

Statements included in this press release and Cadence’s conference call that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Such statements include, without limitation, statements regarding: Cadence’s plan to submit a supplemental new drug application to the FDA for OFIRMEV in flexible plastic bags in the second half of 2013; the company’s belief that it will be able to meet its customers’ increasing requirements for OFIRMEV; and the company’s guidance regarding net product revenue from sales of OFIRMEV for the twelve months ending December 31, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Cadence’s actual future results may differ materially from Cadence’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: Cadence’s dependence on the successful commercialization of OFIRMEV, which is the company’s only product; Cadence’s ability to achieve broad market acceptance and generate revenues from sales of OFIRMEV; Cadence’s dependence on its contract manufacturers and its ability to ensure an adequate and continued supply of OFIRMEV to meet market demand; Cadence’s ability to successfully enforce its marketing exclusivities and intellectual property rights, and to defend the patents covering OFIRMEV, including in current intellectual property litigation with the parties that have submitted abbreviated new drug applications (“ANDAs”) for generic versions of OFIRMEV; the potential that Cadence may be required to continue intellectual property litigation for substantial lengths of time or file additional lawsuits to defend its patent rights from challenges by companies that have submitted ANDAs for generic versions of OFIRMEV, and the substantial costs associated with such lawsuits; the potential introduction of generic competition to OFIRMEV in the event Cadence is unsuccessful in current or future intellectual property litigation; Cadence’s dependence on its licensors for the maintenance and enforcement of its intellectual property rights; the potential product liability exposure associated with pharmaceutical products such as OFIRMEV and other products Cadence may in-license or acquire; Cadence’s ability to fully comply with numerous federal, state and local laws and regulatory requirements that apply to its commercial activities; public concern regarding the safety of drug products such as OFIRMEV, which could result in the implementation by regulatory agencies of new requirements to include unfavorable information in the labeling for OFIRMEV; the risk that Cadence may not be able to raise sufficient capital when needed, or at all; and other risks detailed under “Risk Factors” and elsewhere in Cadence’s periodic reports and other filings made with the Securities and Exchange Commission from time to time. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995, and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Cadence® and OFIRMEV® are trademarks of Cadence Pharmaceuticals, Inc.

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Contact:	William R. LaRue	Kelli France
	SVP & Chief Financial Officer	Media Relations
	Cadence Pharmaceuticals, Inc.	WCG
	Phone: 858-436-1400	Phone:415-946-1076

CADENCE PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
Revenue:
Product revenue, net	$23,612	$8,004

Total revenues	23,612	8,004

Costs and expenses:
Cost of product sales	8,167	4,246
Amortization of patent license	336	336
Research and development	1,363	1,511
Selling, general and administrative	21,635	23,531
Other	50	—

Total costs and expenses	31,551	29,624

Loss from operations	(7,939)	(21,620)
Other income (expense), net	6,576	(1,053)

Net loss	$(1,363)	$(22,673)

Basic and diluted net loss per share	$(0.02)	$(0.27)

Shares used to compute basic and diluted net loss per share	85,672	85,519

CADENCE PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$64,240	$62,072
Restricted cash	640	640
Accounts receivable, net	8,908	6,152
Inventory	6,083	6,498
Prepaid expenses and other current assets	2,041	1,154

Total current assets	81,912	76,516
Property and equipment, net	1,905	1,967
Intangible assets, net	11,754	12,090
Other assets	90	7,106

Total assets	$95,661	$97,679

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,808	$5,796
Accrued liabilities	12,532	12,969
Deferred revenue	—	2,234
Current debt, less discount	2,552	—

Total current liabilities	20,892	20,999
Other liabilities	233	51
Long-term debt, less discount	26,388	28,818
Total stockholders’ equity	48,148	47,811

Total liabilities and stockholders’ equity	$95,661	$97,679